EXHIBIT 99.1 - News Release

Amersin Subsidiary Expects 25% Increase in Revenue and Net Income for Fourth Quarter. Year end profits to exceed projections by 60%.

NEW YORK, Tuesday March 8th, 2005 -- Amersin Life Science Corporation (OTCBB: AMLS), is pleased to provide estimated operating results for its subsidiary - Hubei Tongji Benda Ebei Pharmaceutical Co (HBPharma) for the fourth quarter and year ended January 31st, 2005 as follows:

•	Revenues from the fourth quarter operations - approximately US$2.5 million (21,000,000 RMB), an increase of 26% over the third quarter.
•	Net Income from fourth quarter operations - approximately US$848,000 (7 million RMB), an increase of 25% over the third quarter.
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For fiscal 2004, revenue for the eight months of operations as an Amersin subsidiary - US$6.5 million (54 million RMB). Net income for the subsidiary - approximately US$2.2 million (18 million RMB). This exceeds original projections of approximately 1.2 million USD to December 31st, 2004.

Amersin reported no operating revenue in the two fiscal years prior.

Amersin CEO Reid Li commented, “I am very proud of our accomplishments this year. Following successful integration of HBPharma as a subsidiary, we streamlined production to focus on existing markets for higher margin pharmaceuticals, identified and shipped products into new markets and improved our overall profit margins. While gross revenues were slightly less than originally predicted, operating margins, and thus gross profit, far exceeded our original projections. This highlights the effectiveness of providing continuity of successful management and production processes as part of our acquisition strategy and, in particular, highlights the ongoing strength in management and commitment of our minority partners to work with us to streamline operations well ahead of schedule and to build a market driven profitable base upon which to expand operations . It is upon these solid results that we head into 2005 with confidence and excitement. We will continue to execute our business plan which is heavily focused on building value for our shareholders.”

Amersin will release its fiscal year and fourth quarter earnings during the last week of April. The Company will announce details on these events once its auditors have returned and reported following their annual audit of Chinese operations.

About Amersin Life Science Corporation:
Amersin is engaged in the acquisition and vertical integration of operating subsidiaries and controlling joint venture interests in China to include all facets of pharmaceutical life sciences from raw materials through dosage form production and distribution.  It is a fully reporting company whose shares are traded over the counter in the United States under the trading symbol AMLS and in Germany on the Frankfurt Stock Exchange under the trading symbol HUQ. Its recent acquisition of a controlling interest in the profitable Hubei Tongji Benda Ebei Pharmaceutical Co. is a cornerstone in its plan to expand through strategic acquisition and vertical integration to become one of the leading American corporations to profit from the burgeoning life sciences sector in China.  Shareholders may access further information at the Company's website, http://www.amersin.com

"Safe Harbor” Statement:
This news release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the forward-looking statements contained herein. Detailed information about many risk factors are set forth in Amersin’s periodic filings with the Securities and Exchange Commission including, but not limited to, those risks and uncertainties listed in the sections entitled "Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis” in Amersin’s most recent Quarterly Report on Form 10-QSB. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or the Amersin web site at http://www.amersin.com. Amersin is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
Corporate Communications:
Amersin Life Sciences Corporation
Howard Milne, 604-881-2899 ext 220
Fax: 604-881-2892
howard@amersin.com